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NATCO Receives Letter of Intent for Major Contract to Provide CO2 Membrane System

Modifies 2008 Guidance

Houston, Texas, USA (October 2, 2008): NATCO Group Inc. (NYSE: NTG) today announced that it has executed a second Letter of Intent (LOI) to provide CO2 membrane separation technology and equipment to a leading National Oil Company in South East Asia. This LOI is in addition to another recent engineering LOI and will allow NATCO to proceed with engineering and ordering of long-lead equipment to assure timely delivery of the fully-scoped project in late 2009. These commitments total over $34 million. The final contract, anticipated for release later this year, is expected to exceed $120 million and would be the largest single contract award in NATCO's history. NATCO will supply a Cynara(R) membrane and pretreatment system for the selective capture of CO2 from the gas streams for this offshore project.

John U. Clarke, NATCO Chairman and Chief Executive Officer said, "Execution of this next LOI demonstrates the commitment of NATCO to provide solutions based on leading edge technologies to our clients. Working together with our client on a well-defined, staged basis will permit the project to advance as contract terms are finalized. NATCO technology was selected based on proven operations and performance of similar membrane separation projects in the region, as well as the compact size and reduced weight of NATCO's membrane systems versus competing technologies. This also follows NATCO's successful delivery of a $46.0 million membrane project, known as "CPOC", for the Malaysia - Thailand Joint Development Authority which was awarded in 2006 and delivered in April 2008 for anticipated start-up in late 2009."

NATCO's Cynara membrane systems represent industry leading technology developed and proven over the last twenty years. Technology advancements over time have resulted in higher recovery rates, greater efficiencies, and lower capital costs. Significant reductions in size and weight make the systems a logical choice for offshore application where space and weight are at a premium.

The Company also stated that third and fourth quarter results would be negatively affected by a number of hurricane related issues in all business segments and certain other factors. As a result, the Company is reducing guidance for the second half of the year.

In the Standard & Traditional business segment, several Gulf Coast manufacturing facilities and branches suffered from flooding, power outages and lack of available workforce as a result of Hurricanes Gustav and Ike. In addition, delays in the receipt of materials from suppliers and a reduction in project man hours will result in less revenue recognition and profitability in the Company's Integrated Engineered Solutions segment. Demobilization of offshore field service technicians before, during and immediately following the hurricanes, and extended power outages at its panel and packaged automation manufacturing facility in Houston has negatively impacted the Automation & Controls segment.

Continuing difficulty in fully recovering rising material costs in North America equipment sales and the Company's decision to wind down current operations in Kazakhstan earlier than first anticipated will also impact financial results. Accordingly, the Company is modifying its previous guidance. The Company now expects third quarter revenue of $155 to $160 million and segment profit of $11 to $13 million, exclusive of certain legal compliance review costs. For the fourth quarter, the Company expects revenue and segment profit of $175 to $180 million and $23 to $25 million, exclusive of certain legal compliance review costs respectively.

Mr. Clarke concluded, "While the effects of the hurricanes have put added pressure on our expected results for the second half of the year, these and our other current challenges are temporary. We expect to finish the year with record bookings and backlog, particularly in our global business where the Southeast Asia CO2 award is just one example of continuing strength. In addition, we expect to be beneficiaries of significant repair work offshore in the Gulf of Mexico as needs become better known. These developments and the contributions expected to come from recent acquisitions set the stage for a strong performance in 2009."

NATCO Group Inc. is a leading provider of process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release relate to timing of the final contract award and total value; guidance, bookings and backlog projections; and future business prospects. These statements may differ materially from actual future events or results. You should refer to documents filed by NATCO with the Securities and Exchange Commission, including its annual and quarterly reports, which identify significant risk factors that could cause actual results to differ from those contained in our forward-looking statements.